EXHIBIT 10.4.3

                                                                  EXECUTION COPY

                                   Cosi, Inc.

                              Employment Agreement

      Agreement dated and effective June 26, 2003, by and between Cosi, Inc., a Delaware corporation ("Cosi"), and William D. Forrest ("Mr. Forrest").

      Cosi and Mr. Forrest wish to confirm the terms and conditions on which Mr. Forrest has agreed to provide services to Cosi, as its Executive Chairman.

      Accordingly, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cosi and Mr. Forrest hereby agree as follows:

      1. Duties. Cosi hereby agrees to employ Mr. Forrest as its Executive Chairman, and Mr. Forrest hereby accepts such employment and agrees to carry out such duties as shall be reasonably requested of him from time to time by the Board of Directors of Cosi (the "Board"), for a term (the "Term") commencing on the date hereof and continuing until terminated pursuant to Section 6. Mr. Forrest shall have day to day general management responsibility for the company's affairs and will be responsible for, among other things, for (i) brand and concept development, (ii) stabilization of the Cosi management team and store operations, (iii) acting in concert with Cosi's Chief Executive Officer, approving all major Cosi business decisions and (iv) identifying, recruiting and recommending to the Board an experienced restaurant industry executive to succeed Cosi's current interim Chief Executive Officer and work in concert with the Chairman.

      2. Commitment. During the Term, Mr. Forrest shall devote such time and efforts to the affairs of Cosi, as may be reasonably necessary to carry out the duties required of him under this Agreement.

      3. Compensation. In consideration for the performance by Mr. Forrest of his duties hereunder, Cosi shall pay or provide to Mr. Forrest the following compensation, which Mr. Forrest agrees to accept in full satisfaction for his services:

            (a) Upon the execution of this Agreement, Cosi shall pay to Mr. Forrest a fee of 1,156,407 shares of Cosi's authorized but unissued common stock, $.01 par value, ("Common Stock"), subject to the terms and conditions of Section 8 of this Agreement;

            (b) Upon the completion by Cosi of its pending rights offering (the "Rights Offering"), pursuant to which Cosi is seeking to raise up to $12 million through the sale and issuance of shares of Common Stock to its existing shareholders, Mr. Forrest shall, subject to the terms and conditions of Section 8 of this Agreement, be issued such number of additional shares of Cosi's authorized but unissued Common Stock, as shall be necessary to maintain Mr. Forrest's percentage ownership interest in Cosi at five percent (5%) on a fully diluted basis, provided, however, that, if the effective per share price realized by Cosi in the Rights Offering is less that $1.25, the number of additional shares issuable to Mr. Forrest pursuant to this paragraph (b) shall be calculated based


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      on the number of shares that Cosi would have issued in the Rights Offering for the same aggregate proceeds at an effective per share price of $1.25;

            (c) Cosi shall pay directly or reimburse Mr. Forrest for all reasonable out-of-pocket expenses incurred by Mr.Forrest, in connection with his performance of services hereunder, provided he properly documents all such expenses in accordance with policies adopted from time to time by Cosi; and

            (d) Cosi shall pay to Mr. Forrest such other compensation as may be approved from time to time by the Board.

      4. Proprietary Information. Mr. Forrest acknowledges and agrees that in the course of rendering services to Cosi he will have access to and will become acquainted with confidential information about the business and financial affairs of Cosi and may have contributed to or may in the future contribute to such information. Such information is referred to in this Section 4 as "Proprietary Information" and is more fully defined below. Mr. Forrest recognizes that in order to guard the legitimate interests of Cosi, it is necessary for Cosi to protect all such confidential information. Accordingly, Mr. Forrest shall not at any time disclose, directly or indirectly (except as required by law), any Proprietary Information to any person other than (a) Cosi,
(b) persons who are authorized employees of Cosi at the time of such disclosure, or (c) such other persons to whom Mr. Forrest has been instructed to make disclosure by the Board, and in all such cases only to the extent required in the course of Mr. Forrest's service to Cosi. At the expiration of the Term Mr. Forrest shall deliver to Cosi all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control and shall not retain or use any copies or summaries thereof. For purposes hereof, "Proprietary Information" shall include all confidential know-how, strategic data, research and development data, business and financial planning documents or information, marketing data and trade secrets, which are confidential and proprietary to Cosi. Such information is hereinafter called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence which come within the scope of the business activities of Cosi as to which Mr. Forrest has had or may have access, whether previously existing, now existing or arising hereafter, whether conceived or developed by others or by Mr. Forrest alone or with others during the period of his service to Cosi, and whether or not conceived or developed during regular working hours. "Proprietary Information" shall not include any information which is in the public domain, provided such information is not in the public domain as a consequence of disclosure by Mr. Forrest in violation of this Agreement.

      5. Restrictive Covenants. Mr. Forrest covenants and agrees that for so long as this Agreement is in effect and for a period of twelve (12) months thereafter, he shall not, directly or indirectly, whether for his own account or for any other person or organization:

             (a) provide management or other consulting services to owners or operators of restaurants in any market in which Cosi owns or operates a restaurant; or

            (b) solicit the employment or engagement of, or hire, any employee of Cosi, including any employee who was such at any time during the last six (6) months of his engagement with Cosi.


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      6. Specific Enforcement/Survival. Mr. Forrest expressly recognizes that any breach of Section 4 or Section 5 of this Agreement by him is likely to result in irreparable injury to Cosi and agrees that Cosi shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement; to enforce the specific performance of this Agreement by Mr. Forrest; and to enjoin Mr. Forrest from activities in violation of this Agreement.

Notwithstanding any provisions of this Agreement to the contrary, the provisions of Sections 4, 5 and 6 hereof shall survive the termination of this Agreement.

      7. Investment Representations. Mr. Forrest hereby acknowledges and agrees with Cosi as follows:

            (a) The shares of Common Stock issuable to him under Section 3 (collectively, the "Shares") have not been registered under the Securities Act of 1933 (the "Act") or any state securities laws, in reliance on his representation, hereby confirmed by him, that he is acquiring the Shares for investment and not with any view towards the distribution thereof. He further acknowledges that any resale of the Shares is subject to compliance with the registration requirements of the Act or with an applicable exemption from such registration requirements.

            (b) He is an "accredited investor" as defined in Regulation D under the Securities Act of 1933 and is personally experienced and sophisticated in financial and investment matters and is able to assess the risks and rewards associated with the ownership of Shares.

      8. Vesting of Shares; Repurchase of Unvested Shares; Voting and Legends.

            (a) Mr. Forrest's rights to the Shares shall vest in accordance with the following provisions of this Section 8:

                  (i) Twenty-five Percent (25%) of the Shares shall be fully vested on issuance.

                  (ii) So long as this Agreement then remains in effect, on
            April 1, 2004, an additional Twenty-five Percent (25%) of the Shares shall become fully vested on such date.

                  (iii) So long as this Agreement then remains in effect, on the last day of each month, commencing with April, 2004 and ending with March, 2006, Two and Eight One Hundredths of a Percent (2.08%) of the Shares shall become fully vested on each such date; provided that on March 31, 2006, an additional Eight One Hundredths of a Percent (0.08%) of the Shares shall become fully vested.

                  (iv) All Shares not yet vested shall become fully vested on the earlier to occur of (1) the termination of this Agreement by Cosi without Cause (as defined in Section 9) and (2) upon a Change in Control as defined in Appendix 1 hereto.


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                  (v) In the event that this Agreement is terminated, except for a termination by Cosi without Cause, all unvested Shares shall be forfeited.

            (b) Repurchase of Unvested Shares on Termination. In the event of the termination of this Agreement by reason of Mr. Forrest's death or Total Disability (as defined in Section 9), Cosi shall have the right, but not the obligation to repurchase at any time within ninety (90) days after such termination, all of the then unvested Shares. The purchase price for such unvested Shares shall be the after-tax costs, if any, to Mr. Forrest of such unvested Shares.

            (c) Non-Transferability. Mr. Forrest shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, Shares which have not vested pursuant to this Agreement. Any such purported transfer shall be void and of no force or effect.

            (d) Dividend and Voting Rights. Subject to the restrictions contained in this Agreement, Mr. Forrest shall have the rights of a stockholder with respect to the Shares, including the right to vote with respect to all the Shares, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the date hereof. In the event of forfeiture of the Shares, Mr. Forrest shall have no further rights with respect to the Shares. However, the forfeiture of the Shares shall not create any obligation to repay dividends received as to the Shares, nor shall such forfeiture invalidate any votes given by Mr. Forrest with respect to the Shares prior to forfeiture.

            (e) Legend. All certificates representing the Shares shall have endorsed thereon the following legends:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER STATE OR U.S. FEDERAL SECURITY LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE DISTRIBUTED OR TRANSFERRED, NOR MAY THESE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE COMPANY IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

            THESE SHARES ARE SUBJECT TO AN EMPLOYMENT AGREEMENT DATED AS OF JUNE 24, 2003 BY AND BETWEEN COSI, INC. AND WILLIAM D. FORREST.

      9. Termination. This Agreement shall be for term of three (3) years, commencing on April 1, 2003 and ending on March 31, 2006, provided that (i) Cosi may terminate this Agreement immediately (i) on notice to Mr. Forrest for "Cause" (as hereinafter defined) and (ii) this Agreement shall also terminate upon Mr. Forrest's death or Total Disability (also as hereinafter defined). The term "Cause," shall mean only one or more of the following:

            (i) Mr. Forrest shall be convicted of, or plead guilty or nolo contendere to, a felony;


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            (ii) Mr. Forrest shall willfully neglect or fail to perform the services required to be provided under this Agreement following written notice from the Board specifying such neglect and a reasonable opportunity to cure such neglect or failure; and

            (iii) Mr. Forrest shall commit any fraud, embezzlement or other material act of intentional dishonesty against Cosi, or shall attempt to profit from any transaction in which Cosi is a participant and in which Mr. Forrest has an undisclosed interest adverse to Cosi.

The term "Total Disability" shall mean Mr. Forrest's physical or mental disability such that Mr. Forrest is and has been continuously for at least six
(6) months unable to perform the services required to be provided under this Agreement, which disability is expected to extend beyond the terms of this Agreement, as determined by any independent qualified physician mutually acceptable to Cosi and Mr. Forrest (or his personal representative) or, if Cosi and Mr. Forrest are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by Cosi, one designated by Mr. Forrest and one designated by the two physicians so designated.

      10. No Employee Benefits. Mr. Forrest shall not be entitled to participate in any employee benefit plan program or arrangement of Cosi unless specifically approved by the Board in writing.

      11. No Assignment. Neither party may assign or delegate any of its rights or obligations hereunder, without the prior written consent of the other party, which consent may be withheld by the other party in its or his sole discretion.

      12. Entire Agreement; Modification. This instrument contains the entire Agreement of Cosi and Mr. Forrest with respect to the subject matter contained herein, and all promises, representations, understandings, arrangements and prior agreements with respect to such subject matter are merged herein and superseded hereby. This Agreement may be altered, amended or superseded only by an agreement in writing, signed by both parties or the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No action of course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

      13 Severability. Mr. Forrest and Cosi hereby expressly agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any provision or covenant herein contained is invalid, in whole or in part, the remaining provisions shall remain in full force and effect and any such provision or covenant shall nevertheless be enforceable as to the balance thereof.

      14 Binding Effect; Benefit. This Agreement shall be binding upon and inure to the benefit of Mr. Forrest and his administrators, executors, heirs, and permitted assigns, and Cosi and its successors and permitted assigns.


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      15 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

      To Mr. Forrest:         Mr. William D. Forrest
                              c/o Gleacher Partners, LLC
                              660 Madison Avenue
                              New York, NY 10021

      To Cosi:                Cosi, Inc.
                              Attention:  Board of Directors
                              242 West 36th Street
                              New York, NY 10018

or to such other address as each of the above may designate to the other in writing. Notices are effective upon actual receipt.

      16 Withholding. All amounts payable under this agreement shall be subject to applicable employee withholding taxes, which shall be paid to Cosi by Mr. Forrest immediately prior to the vesting and payment of such compensation; provided that, other than with respect to the Shares to be issued to Mr. Forrest under Section 8(a)(i), no such advance payment of withholding taxes to Cosi shall be required with respect to compensation for which Mr. Forrest has made a valid election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended.

      17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered and have the force and effect of an original.

      18 Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York.


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      In Witness Whereof, Cosi has caused this Agreement to be duly executed on its behalf and Mr. Forrest has hereunto set his hand and seal, all as of the date first above written.

      Cosi, Inc.                                Mr. Forrest

      By: /s/ Jay Wainwright                    /s/ William D. Forrest
          ------------------                    ----------------------

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                                   APPENDIX 1

CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" means the date on which the earlier of the following events occur: (a) the acquisition by any entity, person or group (other than ZAM Holdings, L.P., LJCB Nominees Pty Ltd, Eric J. Gleacher, Charles G. Phillips, or any entity related to any such party) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 50% of the outstanding capital stock of Cosi entitled to vote for the election of directors ("Voting Stock");
(b) the merger or consolidation of Cosi with one or more corporations or other entity as a result of which the holders of outstanding Voting Stock of Cosi immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation or any direct or indirect parent corporation or entity of such surviving or resulting entity; (c) the sale or transfer of all or substantially all of the property of Cosi other than to an entity of which Cosi owns at least 80% of the Voting Stock; or (d) during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso. A Change in Control shall not include any acquisition in which Mr. Forrest is a member of the acquiring group or an officer or owner of the acquiring entity.